EXHIBIT 99 (B)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.:	CUSIP No.:	PRINCIPAL AMOUNT:

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Bear Market Strategic Accelerated Redemption Securities®

(the “Notes”)

ORIGINAL ISSUE DATE:	STATED MATURITY:	MARKET MEASURE:

MARKET MEASURE PUBLISHER:		MARKET MEASURE TYPE: Exchange Traded Fund

STARTING VALUE:	THRESHOLD LEVEL:	PRICE MULTIPLIER:

CALL PREMIUM:	OBSERVATION LEVEL:	CALL LEVEL:

LEVERAGE FACTOR:	CALL AMOUNTS (per Unit):	OBSERVATION DATE(S):

SPECIFIED CURRENCY:	CALCULATION AGENT:	DENOMINATIONS:

BANKING BUSINESS DAY:	MARKET MEASURE BUSINESS DAY:	DEFAULT RATE:

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the payment described below on the Stated Maturity or upon an automatic call (as set forth below).

Payment or delivery of the amount due on this Global Note and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Automatic Call

This Global Note shall be automatically called and subject to mandatory redemption if the Observation Level of the Market Measure on any Observation Date is less than or equal to the applicable Call Level. If this Global Note is called pursuant to the preceding sentence, the Holder shall receive the Call Amount per Unit applicable to such Observation Date.

If this Global Note is automatically called on an Observation Date other than the Final Observation Date, the Company shall redeem this Global Note and pay the applicable Call Amount on the fifth Banking Business Day after the applicable Observation Date, subject to postponement as described below. If this Global Note is called on the Final Observation Date, the Company shall redeem this Global Note and pay the Call Amount on the Stated Maturity.

If an Observation Date (other than the Final Observation Date) is not a Trading Day or if there is a Market Disruption Event (as defined below) on such day, the applicable Observation Date shall be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or is continuing; provided that the Observation Level shall not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Observation Date, and if such day is not a Market Measure Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the Observation Level on such tenth scheduled Market Measure Business Day.

If the Final Observation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the Final Observation Date shall be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the Observation Level shall be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on a date no later than the second scheduled Market Measure Business Day prior to the Stated Maturity, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the Final Observation Date) is postponed so that it falls less than five Banking Business Days prior to the scheduled date for payment of the applicable Call Amount, the date on which the Call Amount for such Observation Date shall be paid, if any, shall be the fifth Banking Business Day following the Observation Date as postponed.

Payment on the Stated Maturity

If this Global Note is not called on any Observation Date, on the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount per Unit. The “Redemption Amount” with respect to each Unit shall be determined by the Calculation Agent and shall equal:

(i)     If the Ending Value (as defined below) is less than or equal to the Threshold Level, $10 per Unit; or

(ii)    If the Ending Value is greater than the Threshold Level:

$10 +	[	$10 ×	(	Threshold Value – Ending Value	)	× Leverage Factor	]
Starting Value

The “Ending Value” shall equal the Observation Level on the Final Observation Date multiplied by the Price Multiplier.

The “Closing Market Price” means:

(A)	If the Market Measure is listed or admitted to trading on a national securities exchange in the United States registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one share of the Market Measure (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of this Global Note):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, due to the occurrence of a Market Disruption Event, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market of the shares of the Market Measure (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of this Global Note) on that date (without taking into account any extended or after-hours trading session).

(B)	If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one share of the Market Measure the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price shall be the U.S. dollar equivalent (as determined by the Calculation Agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price shall be the average of the U.S. dollar value (as determined by the Calculation Agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

A “Trading Day” is a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Market Disruption Events

“Market Disruption Event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(1) (A)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Market Measure (or the Successor Market Measure) on the primary exchange where such shares trade, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of such Market Measure (or Successor Market Measure) as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of the Market Measure; or

(2) (A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the index underlying the Market Measure (the “Underlying Index”) trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Underlying Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Underlying Index, or any successor underlying index.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Market Measure) or shares of such Market Measure (or such Successor Market Measure), shall not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Underlying Index (or the underlying index related to the Successor Market Measure) or shares of such Market Measure (or such Successor Market Measure or such other security), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(iv)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and,

(v)	for the purpose of clauses (1) and (2) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Anti-Dilution and Discontinuance Adjustments

The Calculation Agent, in it sole discretion, may adjust the Price Multiplier, and hence the Observation Level and the Ending Value, as applicable, if an event described below occurs on or before the Final Observation Date and the Calculation Agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Market Measure, or Successor Market Measure. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier shall be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect.

No adjustments to the Price Multiplier shall be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Price Multiplier to reflect changes occurring in relation to the component stocks of the Market Measure, the terms of the Market Measure or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price per share of the Market Measure.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Price Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

The Company shall, within ten Banking Business Days following the occurrence of an event that requires an adjustment to the Price Multiplier, or, if later, within ten Banking Business

Days following the date on which the Company becomes aware of this occurrence, provide written notice to the Trustee (as defined below), which will provide notice to the Holder of this Global Note of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

Dilution Adjustments

The Calculation Agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier, and hence the Observation Level and the Ending Value, as applicable, as a result of certain events related to the Market Measure or any Successor Market Measure, as applicable, which include, but is not limited to, the following:

Stock Splits and Reverse Stock Splits

If the Market Measure is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier shall be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Market Measure before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends

If the Market Measure is subject to a (i) stock dividend (i.e., issuance of additional shares by the Market Measure) that is given ratably to all holders of record of shares of the Market Measure or (ii) distribution of shares of the Market Measure, then once the dividend has become effective and the shares of the Market Measure are trading ex-dividend, the Price Multiplier shall be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Market Measure which a holder of one share of the Market Measure before the date the dividend became effective and the shares of the Market Measure traded ex-dividend would have owned or been entitled to receive immediately following that date;

provided that no adjustment shall be made for a stock dividend for which the number of shares of the Market Measure paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends

There shall be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the shares of the Market Measure other than Extraordinary Dividends and distributions described under the section entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the shares of the Market Measure, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the shares of the Market Measure (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Market Measure on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Market Measure, the Price Multiplier shall be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Market Measure on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Market Measure on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount (as defined below).

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the shares of the Market Measure will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Market Measure of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Market Measure; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Market Measure of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component shall be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the shares of the Market Measure described under the sections entitled “—Reorganization Events” and “—Other Distributions” below that also constitute an Extraordinary Dividend will only cause an adjustment pursuant to those respective sections.

Other Distributions

If the Market Measure, after the date the Notes are priced for initial sale to the public, declares or makes a distribution to all holders of the shares of the Market Measure of any class of its capital stock, evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, the Price Multiplier shall be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which will be the Closing Market Price per share of the Market Measure, and the denominator of which will be the Closing Market Price per share of the Market Measure, less the fair market value, as determined by the Calculation Agent, as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the Market Measure.

Reorganization Events

If prior to the Stated Maturity the Market Measure, or any successor to the Market Measure, has been subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded index fund, and the Market Measure is not the surviving entity, then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the amount payable on this Global Note or any other terms of this Global Note as the Calculation Agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Stock or to the Notes), and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem the Market Measure to be de-listed, liquidated, discontinued or otherwise terminated, treatment of which is described below under “—Discontinuation of the Market Measure.”

Discontinuance of the Market Measure

If the Market Measure (or a Successor Market Measure) is de-listed from its primary securities exchange (or any other relevant exchange), liquidated or otherwise terminated, the Calculation Agent shall substitute a Market Measure that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Market Measure, which may be, but is not limited to, an Exchange Traded Fund comparable to the Market Measure (such Exchange Traded Fund being referred to herein as a “Successor Market Measure”), the Underlying Index or a successor to the Underlying Index. In such event, the Calculation Agent shall adjust the Price Multiplier, as necessary, such that the substitute Market Measure closely replicates the performance of the Market Measure.

If the Market Measure (or a Successor Market Measure) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no adequate substitute for the Market Measure is available, then the Calculation Agent shall, in its sole discretion, calculate the Closing Market Price of the shares of such Market Measure (or a Successor Market Measure) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Market Measure (or a Successor Market Measure).

If a Successor Market Measure is selected or the Calculation Agent calculates the Closing Market Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Market Measure (or a Successor Market Measure), that Successor Market Measure or substitute computation methodology, as applicable, will be substituted for such Market Measure (or such Successor Market Measure) for all purposes of this Global Note.

Upon any selection by the Calculation Agent of any Successor Market Measure, the Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to the Company and to the Holders of the Notes. The Calculation Agent will provide information as to the method of calculating the Closing Market Price of the shares of the Market Measures (or such Successor Market Measure) upon written request by any investor in the Notes.

If at any time:

•	an Underlying Index (or the underlying index related to a Successor Market Measure) is changed in a material respect, or

•

a Market Measure (or a Successor Market Measure) in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the price per share of such Market Measure (or such Successor Market Measure) had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall make those calculations and adjustments that, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Market Price of such Market Measure (or such Successor Market Measure) as if those changes or modifications had not been made. The Calculation Agent also may determine that no adjustment is required.

The Calculation Agent shall be solely responsible for the method of calculating the Closing Market Price of the shares of the Market Measure (or any Successor Market Measure) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the Notes to be accelerated to the fifth Banking Business Day following the date of that determination and the Redemption Amount payable will be calculated as though the date of early repayment were the Stated Maturity. Additionally, if the Notes are accelerated, Holders of the Notes not be entitled to any interest that would have accrued had the Notes not been accelerated. Additionally, if the Notes are accelerated, Holders of the Notes will not be entitled to any Call Premium or any accrued and unpaid interest, in the case of interest bearing Notes, that would have accrued had the Notes not been accelerated.

Adjustments to the Market Measure

If at any time the Market Measure Publisher makes a material change in the formula for or the method of calculating the Market Measure or in any other way materially modifies the Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the price of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a price of the Market Measure as if those changes or modifications had not been made, and calculate the closing price with reference to the Market Measure, as so adjusted.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, and designated as Strategic Accelerated Redemption Securities® which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit of this Global Note, as specified above, calculated as though the date of acceleration were the Stated Maturity and as though the Final Observation Date were five Market Measure Business Days prior to the date of acceleration.

In case of default in payment of this Global Note, whether on the Stated Maturity, as a result of an automatic call or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

“Business Day” means any day on which (i) the Market Measure or any Successor Market Measure, if any, that has not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any Successor Market Measure, which has been discontinued, a day on which the applicable exchanges listing the stocks of companies used to calculate a substitute level for the Market Measure following a discontinuance, as discussed above, are open for trading.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay with respect to each Unit hereof the cash payment with respect to each Unit of this Global Note, as specified above and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a pre-paid cash-settled derivative financial contract linked to the Market Measure.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York Mellon, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer

Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.